Exhibit 99.1

COST PLUS, INC. REPORTS RECORD SECOND QUARTER EARNINGS

Oakland, CA – August 21, 2003 – Cost Plus, Inc. (Nasdaq: CPWM) announced today record financial results for its second quarter ended August 2, 2003.

Net income for the second quarter of fiscal 2003 was $2.9 million, a 33.3% increase over last year’s $2.2 million. Earnings per diluted share were $0.13 for the quarter compared to prior year’s second quarter earnings of $0.10. Year-to-date financial results also set a record with net income of $5.4 million or $0.25 per diluted share compared with net income of $3.8 million or $0.17 per share in the prior fiscal year.

During the second quarter, net sales increased 15.5% to $159.8 million from $138.3 million last year. Same store sales increased 3.4%, on top of a 6.1% increase last year. Year-to-date, net sales were $319.0 million, a 17.0% increase from $272.7 million for the same period last year, with same store sales growing 3.2% on top of a 5.0% prior year increase.

Murray Dashe, Chairman, CEO and President, said, “Sales results indicate customers continue to endorse the Cost Plus World Market value equation. That, plus effective expense controls and ongoing leverage gains from recent supply chain initiatives yielded another record quarter even in view of a continuing weak economy. Ending inventory levels prove solid inventory management.”

During the quarter, the Company opened seven stores, one each in Walnut Creek, CA; Independence, MO; Richmond, VA; Houston, TX; Chico, CA and two stores in Atlanta, GA. Thus far this year the Company has opened 13 stores and closed one, expanding into new markets including Colorado Springs, CO; Richmond, VA and Chico, CA.

Earnings guidance for the third quarter of fiscal 2003 is at $0.03 per diluted share and is predicated on the following major assumptions:

•	Opening of eight new stores versus six in the third quarter last year.

•	Same-store sales up approximately 1% to 2% on top of a 14.1% increase in the prior year.

•	Total sales up 15% to approximately $172 million.

•	Gross profit rate at approximately 33.7% compared to 33.5% last year, primarily due to lower costs of distribution.

•	SG&A rate at approximately 31.4% versus 32.8% last year, primarily due to a prior year expense related to a lawsuit.

•	Pre-tax income at approximately $1.0 million versus a pre-tax loss of $1.1 million in the third quarter of 2002.

•	An effective income tax rate of 37% in the current year.

•	Net income of approximately $0.6 million versus a $0.7 million net loss last year.

•	Estimated earnings per diluted share of $0.03 versus a net loss per share of $0.03 last year, with weighted average diluted shares outstanding of 22.6 million versus 21.7 million last year.

The Company’s fiscal 2003 earnings guidance for the full year is $1.54 per diluted share. The estimate for fiscal 2003 is predicated on the following major assumptions:

•	New store openings will be 31 versus 26 in the prior year. Two stores will close with the opening of their replacements and one store closed in 2002 that was also replaced by a new store.

•	Same-store sales growth is expected to be approximately 3.0% versus 5.6% last year.

•	Net sales will grow to approximately $809 million, a 17% increase over last year.

•	Gross profit rate is expected to be approximately 35.3% versus 34.9% last year.

•	SG&A rate is expected to be approximately 27.4% versus 27.8% last year with the reduction due to leverage from additional sales and the litigation settlement and other charges incurred in fiscal 2002.

•	Pre-tax income is expected to be approximately $54.6 million versus $40.8 million in fiscal 2002.

•	An effective income tax rate of 37% in the current year.

•	Net income is expected at $34.4 million.

•	Weighted average diluted shares outstanding at 22.4 million shares vs. 22.2 million last year.

The Company’s second quarter earnings conference call will be today, August 21, 2003, at 8:00 a.m. PDT. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1833 or (212) 346-6381. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21156049, from 10:00 a.m. PDT Thursday to 10:00 a.m. PDT on Friday, August 22. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.companyboardroom.com and www.costplus.com. The replay will be available approximately 60 minutes after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of August 21, 2003, the Company operated 189 stores in 23 states, compared to 165 stores in 22 states at the same time last year.

The above statements relating to anticipated third quarter and fiscal 2003 financial results are “forward-looking statements” which are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: continued benefits from infrastructure improvements; changes in economic conditions that affect consumer spending; international conflicts; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; further terrorist attacks and our nation’s response thereto; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Murray Dashe
(510) 893-7300
or
John Luttrell
(510) 808-9119

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts, unaudited)

	Second Quarter Ended
	August 2, 2003		August 3, 2002
Net sales	$159,760	100.0%	$138,339	100.0%
Cost of sales and occupancy	104,825	65.6	91,244	66.0
Gross profit	54,935	34.4	47,095	34.0
Selling, general and administrative expenses	48,471	30.4	41,492	30.0
Store preopening expenses	1,203	0.7	1,336	1.0
Income from operations	5,261	3.3	4,267	3.1
Net interest expense	700	0.4	837	0.6
Income before income taxes	4,561	2.9	3,430	2.5
Income taxes	1,688	1.1	1,275	0.9
Net income	$2,873	1.8%	$2,155	1.6%
Net income per share – diluted	$0.13		$0.10
Weighted average shares outstanding – diluted	22,305		22,231
New stores opened	7		7

	Six-Month Period Ended
	August 2, 2003		August 3, 2002
Net sales	$318,978	100.0%	$272,688	100.0%
Cost of sales and occupancy	209,617	65.7	179,893	66.0
Gross profit	109,361	34.3	92,795	34.0
Selling, general and administrative expenses	97,081	30.5	82,226	30.1
Store preopening expenses	2,267	0.7	2,869	1.1
Income from operations	10,013	3.1	7,700	2.8
Net interest expense	1,384	0.4	1,520	0.5
Income before income taxes	8,629	2.7	6,180	2.3
Income taxes	3,193	1.0	2,348	0.9
Net income	$5,436	1.7%	$3,832	1.4%
Net income per share – diluted	$0.25		$0.17
Weighted average shares outstanding – diluted	22,045		22,142
New stores opened	13		14

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	August 2, 2003	August 3, 2002
ASSETS
Current assets:
Cash and cash equivalents	$8,167	$8,010
Merchandise inventories	193,251	157,209
Other current assets	21,368	16,563
Total current assets	222,786	181,782
Property and equipment, net	118,893	116,692
Goodwill	4,178	4,178
Other assets	7,101	8,996
Total assets	$352,958	$311,648

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,969	$35,112
Accrued compensation	9,796	7,173
Other current liabilities	16,420	15,332
Total current liabilities	68,185	57,617
Capital lease obligations	37,087	37,163
Other long-term obligations	13,364	10,599
Shareholders’ equity:
Common stock	217	217
Additional paid-in capital	143,208	135,456
Retained earnings	90,897	70,596
Total shareholders’ equity	234,322	206,269
Total liabilities and shareholders’ equity	$352,958	$311,648

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